UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 12, 2013
Level 3 Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)
720-888-1000
(Registrant's telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

Level 3 Communications, Inc. (“Level 3”) has previously announced that on September 12, 2013, Level 3's management will present at the Bank of America - Merrill Lynch 2013 Media, Communications & Entertainment Conference in Beverly Hills, California. The presentation is scheduled to begin at 10:30 a.m. PT.

In addition, on Wednesday, September 25, 2013, Level 3's management will present at the Goldman Sachs 22nd Annual Communicopia Conference in New York. The presentation is scheduled to begin at 8 a.m. ET.

Level 3 implemented certain workforce reductions in the third quarter 2013. During these presentations, Level 3's management will provide comments regarding these workforce reductions and management's current estimate of the resulting restructuring charge that Level 3 will record during the third quarter 2013 of approximately $30 million ($0.14 per share).

Also in the third quarter 2013, Level 3 refinanced a portion of its Amended and Restated Credit Agreement through two term loan transactions. Also during these presentations, Level 3's management will discuss these two refinancing transactions, which as previously announced will result in an aggregate of approximately $18 million of charges ($0.08 per share) being recorded during the third quarter 2013.

The information in this report is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (Exchange Act) or otherwise subject to the liabilities of that section, nor will it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing. The furnishing of this information shall not be deemed an admission as to the materiality of the information included in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                Level 3 Communications, Inc.

                By: /s/ Neil J. Eckstein
                Neil J. Eckstein, Senior Vice President

Date: September 12, 2013

3